UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2011
Qlik Technologies Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34803	20-1643718

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

150 N. Radnor Chester Road
Suite E220
Radnor, Pennsylvania	19087

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (888) 828-9768
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     On March 4, 2011, Lars Björk, the President and Chief Executive Officer of Qlik Technologies Inc. (the “Company”), adopted a prearranged stock trading plan to sell a portion of his holdings in accordance with the Company’s securities trading policy and the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”).
     Rule 10b5-1 permits public company officers, directors and other insiders to adopt written, prearranged stock trading plans when they are not in possession of material nonpublic information. These plans establish predetermined trading parameters that do not permit the person adopting the plan to exercise any subsequent influence over how, when or whether to effect trades. These plans allow insiders to gradually diversify their investment portfolios and spread stock sales over a period of time, with the goal of minimizing market impact and avoiding concerns about the timing of the sales. All sales under the plans will be disclosed publicly through appropriate filings with the U.S. Securities and Exchange Commission.
     Mr. Björk’s plan (the “Björk Plan”) provides for the sale of shares of the Company’s common stock commencing on the third full trading day following the release of the Company's earnings for the three month period ending March 31, 2011 and expiring on November 10, 2012, unless earlier terminated in accordance with the provisions of the Björk Plan.
     The Company’s officers, directors or other insiders may adopt prearranged stock trading plans in accordance with the Company’s securities trading policy and the guidelines specified by Rule 10b5-1 from time to time.
     The Company does not undertake to report Rule 10b5-1 stock trading plans that may be established by any of its officers, directors or other insiders in the future, or to report any modification, termination or other activity under any publicly announced plan, except to the extent required by law.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLIK TECHNOLOGIES INC.
By:	/s/ WILLIAM G. SORENSON
	Name:	William G. Sorenson
	Title:	Chief Financial Officer, Secretary and Treasurer

Dated: March 10, 2011